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                                               EXHIBIT D-5(c)


                  COMMONWEALTH OF VIRGINIA
                STATE CORPORATION COMMISSION


                                            AT RICHMOND, NOVEMBER 18, 1997
APPLICATION OF
THE POTOMAC EDISON COMPANY                              CASE NO. PUF970032
For continuing approval of money pool
agreement with affiliates




                  ORDER GRANTING AUTHORITY

     On October 8, 1997, the Potomac Edison company d/b/a

Allegheny Power ("the Company" or "Applicant") filed an

application with the Commission under Chapter 4 of Title 56

of the Code of Virginia.  In its application, the Company

requests continuing approval to borrow and lend funds to

companies with affiliated interests ("the Money Pool")

through a revised Money Pool Agreement ("the Agreement").

     Applicant most recently received Commission approval to

participate in the Money Pool in Case No. PUF960004, by order dated April 29, 1996.  The application states that two terms and conditions of the Agreement have recently changed.  These changes relate to the way the interest rate is calculated in the Money Pool and how external investment income of the

Money Pool is allocated.  According to ordering paragraph 2

of the April 29 order, the Company is required to seek

subsequent approval from the Commission if terms and

conditions of the Agreement should change.


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     The Commission, upon consideration of the application

and having been advised by its Staff, is of the opinion and

finds that approval of the application will not be

detrimental to the public interest.  Accordingly,

          IT IS ORDERED THAT:

     1)   Applicant is hereby granted approval to participate as a

          borrower and lender of funds through the Money Pool under the

          Agreement, all in a manner, under the terms and conditions and for the purposes as set forth in the application.

     2)   Applicant shall seek subsequent approval from the

          Commission if the terms and conditions of the Money Pool

          Agreement approved herein should change.

     3)   The approval granted herein shall not preclude the

          Commission from exercising the provisions of 56-78 and 56-

          80 of the Code of Virginia hereafter.

     4)   The Commission reserves the right to examine the books

          and records of any affiliate in connection with the authority granted herein, whether or not such affiliate is regulated by this Commission, pursuant to 57-79 of the Code of Virginia.

     5)   The approval of this application shall have no

          implications for ratemaking.

     6)   There appearing nothing further to be done in this

          matter, it is hereby dismissed.



AN ATTESTED COPY hereof shall be sent to the Applicant,

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attention Philip J. Bray, Esquire, 10435 Downsville Pike,

Hagerstown, Maryland 21740-1766; and to the Division of

Economics & Finance of the Commission.

                                 A True Copy
                                   Taste:
                              /s/ William J. Bridge
                                   Clerk of the
                              State Corporation Commission


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